THIRD AMENDMENT TO FUND ACCOUNTING

AND CO-ADMINISTRATION SERVICES AGREEMENT

THIS THIRD AMENDMENT TO THE FUND ACCOUNTING AND CO-ADMINISTRATION SERVICES AGREEMENT (this “Amendment”) is effective as of June 4, 2024 and is made by and between Tributary Funds, Inc., a Nebraska corporation (the “Company”) and Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), a Delaware limited liability company (“AFS”).

WHEREAS, the Company and AFS are parties to that certain Fund Accounting and Co-Administration Services Agreement dated August 1, 2015, as amended (the “Agreement”); and

WHEREAS, the Company desires to engage AFS to perform certain financial reporting and related services (the “New Services”) on behalf of the Company in response to new and amended rules and regulations adopted by the U.S. Securities and Exchange Commission related to tailored shareholder reporting; and

WHEREAS, AFS seeks the Company’s approval of additional fees associated with the New Services; and

WHEREAS, the Company’s Board of Directors is agreeable to the aforementioned additional fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement; and

2.	Amendments.

a.	In Exhibit A to the Agreement, the sub-section entitled, “Fund Administration” under the section entitled, “Duties and Responsibilities” is hereby deleted in its entirety and replaced with the following:

Fund Administration

•	Prepare and file with the SEC annual and semi-annual shareholder reports, including Tailored Shareholder Reports and other quarterly reports as may be mutually agreed upon;
•	Prepare and file with the SEC Forms N-PX, N-CSR, N-CEN, N-PORT, and 24f-2;
•	Prepare and file with the SEC the Funds’ fidelity bond filings;
•	Coordinate prospectus and statement of additional information updates and supplements thereto, including preparation of basic print layouts of the same, and review and file documents with the SEC via EDGAR;
•	Prepare each fund’s budget, review invoices and process payments;
•	Coordinate annual audit and any regulatory audit inspections;
•	Prepare and file federal and excise tax returns;
•	Provide tax information to transfer agent for year-end tax reporting;
•	Calculate each Fund’s performance;
•	Coordinate each Fund’s Blue Sky permit filings;
•	Facilitate web hosting;
•	Design of quarterly fact sheets.

b.	In the Fee Schedule to the Agreement, the paragraph entitled “Other Fees” is hereby amended to include the following additional fees:

•	Tailored Shareholder Report Creation – [REDACTED]
o	Multiple share classes – [REDACTED]

3.	Miscellaneous. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein; and

4.	Governing Law. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Nebraska.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date and year first written above.

TRIBUTARY FUNDS, INC.

By:	/s/ Brittany Fahrenkrog
Name:	Brittany Fahrenkrog
Title:	Vice President

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Brandon Stultz
Name:	Brandon Stultz
Title:	Chief Executive Officer